Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RESPIRONICS, INC.
Dated: March 14, 2008
(Pursuant to Sections 242 and 245 of the General Corporation Law of Delaware.)
     Respironics, Inc. (the “Corporation”), a corporation organized under the General Corporation Law of the State of Delaware, does hereby certify as follows:
1.	The name of the Corporation is Respironics, Inc.

2.	The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 22, 1984 and a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State on May 10, 1988.

3.	On March 14, 2008, the Second Amended and Restated Certificate of Incorporation set forth below was authorized by the Board of Directors of the Corporation and adopted by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of Delaware.

4.	The Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
     FIRST.  The name of the corporation is Respironics, Inc.
     SECOND.  The address of the corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.
     THIRD.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH.  The total number of shares that the corporation shall have authority to issue is 100 shares of Common Stock, and the par value of each of such shares is $0.01.
     FIFTH.  The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

     SIXTH.  Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.
     SEVENTH.  No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.
[signature page follows]

     IN WITNESS WHEREOF, the undersigned, being an authorized officer of the Corporation, has executed this Second Amended and Restated Certificate of Incorporation as of the date first indicated above.

/s/ Steven P. Fulton

Name: Steven P. Fulton
Title: Vice President and General Counsel